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Exhibit 1


                        [Delta Galil Industries Ltd.logo]

                  DELTA GALIL APPOINTS AVIRAM LAHAV AS NEW CEO

     TEL AVIV, ISRAEL - JUNE 7, 2006 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), ("Delta") the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today announced that its Board of Directors has appointed Aviram Lahav as the Company's next Chief Executive Officer, effective November 1, 2006.

     Mr. Lahav, 47, currently serves as CEO of Delta's US Upper Market division. He joined the Company in 1997 as Chief Financial Officer. After his success as CFO of the Company, Mr. Lahav was appointed, in 2004, as CEO of Delta's Innerwear division, where he oversaw the successful merger with the Textile division and the formation of Delta's Upper Market division.

     "It is a natural and healthy process for our next CEO to have grown and flourished from within the Company," stated Mr. Lautman. "Aviram knows Delta well, and I am confident he has the requisite management skills, experience and leadership talent to complete the reorganization process and lead the Company in the future."

     Dov Lautman will continue to serve in the joint role of Chairman of the Board and CEO through October 31, 2006. Effective November 1, Mr. Lahav will assume the role of CEO of the Company, and Mr. Lautman will revert to the position of active Chairman of the Board.

     Prior to joining Delta, Mr. Lahav served from 1993 to 1997 as the CEO of Europcar/Eurodollar, a car rental company. From 1991 to 1993 he served as Chief Financial Officer of Mediterranean Car Agency Ltd.

ABOUT DELTA GALIL

       Delta Galil is a leading global manufacturer of quality apparel sold under brands such as Calvin Klein, Hugo Boss, Nike, Ralph Lauren. Recognized for product innovation and development, Delta's products are sold worldwide through retailers including Wal-Mart, Marks & Spencer, Target, Victoria's Secret, JC Penney, Hema, and others. Headquartered in Israel, Delta operates manufacturing facilities in Israel, Jordan, Egypt, Turkey, Eastern Europe, North and Central America, the Caribbean and the Far East. For more information, please visit our website: www.deltagalil.com.

       (THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN.

       FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)



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CONTACTS
--------

COMPANY:         YOSSI HAJAJ DELTA GALIL INDUSTRIES LTD.    TEL: +972-3-519-3744
U.S. INVESTORS:  KATHY PRICE THE GLOBAL CONSULTING GROUP    TEL: +1-646-284-9430